Exhibit 10.3
Time-Based Vesting – Directors

Northfield Bancorp, Inc.
2019 Equity Incentive Plan

Cash settled Restricted Stock Unit Agreement
(time-Based Vesting)
This restricted stock unit agreement (“Restricted Stock Unit” or “Agreement”) is and will be subject in every respect to the provisions of the 2019 Equity Incentive Plan (the “Plan”) of Northfield Bancorp, Inc. (the “Company”), which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Restricted Stock Unit pursuant to the Plan. The holder of this Restricted Stock Unit (the “Participant”) hereby accepts this Agreement, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (the “Committee”) or the Board of Directors of the Company will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. Capitalized terms used herein but not defined will have the same meaning as in the Plan.
1.Name of Participant: [Participant Name]
2.Date of Grant: February 4, 2026
3.Number of Restricted Stock Units Granted: [######] (the “Award”). Each Restricted Stock Unit represents the right to receive an amount of cash equal to the Fair Market Value of one share of Stock on the date the Restricted Stock Unit vests.
4.Vesting Schedule: Except as otherwise provided in Section 4.1 of this Agreement, this Restricted Stock Unit Award shall vest on February 4, 2027 (“Vested Units”). Vested Units shall be settled in cash at the time of vesting, with such cash payment made no later than thirty (30) days after a vesting date.
4.1    Accelerated Vesting Upon Involuntary Termination, Death or Disability. In the event of the Participant’s Involuntary Termination, death or Disability before February 4, 2027, all Restricted Stock Units granted hereunder shall vest. For the avoidance of doubt, if a Participant’s Service does not continue on the date Columbia Financial, Inc. acquires Northfield Bancorp, Inc., which is expected to occur in the third quarter of 2026, all Restricted Stock Units granted hereunder shall vest.
5.Termination for Cause. If the Participant experiences a Termination of Service for Cause prior to February 4, 2027, all Restricted Stock Units subject to this Agreement that have not vested will expire and be forfeited.
6.No Implied Rights.
Neither the Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any subsidiary or other affiliate whatsoever, including any specific funds, assets, or other property which the Company or any subsidiary or other affiliate, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the cash payable or distributable under the Plan, unsecured by any assets of the Company or any subsidiary or other affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any subsidiary or other affiliate shall be sufficient to pay any benefits to any person. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.
7.No Rights as a Stockholder.
Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company.
8.No Dividends.
No Dividend Equivalent Rights or any type of dividend shall be paid with respect to the Restricted Stock Units that are subject to this Award.
9.No Voting Rights.
The Participant shall not have voting rights with respect to the Restricted Stock Units subject to this Award.
10.Acceptance and Acknowledgment.
The Participant hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions herein and to the provisions of the Plan (as it may be amended from time to time). The Participant hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement. As a condition to the settlement of this Restricted Stock Unit under this Award, the Participant authorizes the Company to deduct from the settlement any taxes required to be withheld by the Company under federal, state, or local law as a result of the receipt of this Award. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company or Northfield Bank to discharge the Participant or restrict the right of the Participant to terminate his or her Service as a Director.
11.Code Section 409A.
The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Award Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Award Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Award Agreement.

12.Miscellaneous.
12.1    This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
12.2    A Restricted Stock Unit Award is not transferable prior to the time the Restricted Stock Unit vests in the Participant.
12.3    This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the State of New Jersey.
12.4    This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any cash hereunder if the issuance of the cash would constitute a violation of any law, regulation or order or any provision thereof.
12.5    This Agreement is executed in two (2) counterpart originals, one (1) to be retained by the Participant and one (1) to be retained by the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of the Restricted Stock Units set forth above.
NORTHFIELD BANCORP, INC.

By: _________________________
Its: Chairman, President & CEO

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Agreement and agrees to the terms and conditions hereof, including the terms and provisions of the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan.
                    PARTICIPANT
             Signed:
[Participant Name]

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